Exhibit 99.2

Delta President and CFO Provides Update on Response to Record Fuel Prices,
Ongoing Steps to Build Industry-Leading Global Airline

Delta adds to previously announced capacity changes, now expects to reduce domestic capacity 13 percent in second half of 2008; international growth remains on track

Company guides to profitable June quarter, excluding special items

NEW YORK, June 18, 2008 – Delta Air Lines (NYSE: DAL) President and Chief Financial Officer Edward H. Bastian today at the Merrill Lynch Global Transportation Conference will provide updated guidance on the company’s efforts to fight rising fuel costs and its long-term approach to building a sustainable, profitable business model. Proactive initiatives focus on:
•
Improving profitability through continued domestic capacity rationalization and building a diverse international network which includes service to unique and emerging markets. Delta consolidated domestic capacity is now expected to be down 13 percent during the second half of the year, an increase from the 10 percent reduction announced in March; international capacity expected to be up 14 percent for the same period.

•	Maintaining a strong liquidity position, despite the $4 billion impact in 2008 of unprecedented fuel prices.
•	Completing the proposed merger with Northwest Airlines to build a strong global competitor with increased cost and revenue synergies.
“Delta has been a first-mover to aggressively respond to the challenges facing our industry with domestic capacity cuts, associated cost reductions, and a focus on preserving liquidity,” Bastian said. “These actions combined with our game-changing merger with Northwest are positioning Delta for long-term success as a strong competitor against any airline around the globe.”

Improving profitability through international growth, domestic capacity reductions
By successfully realigning its network to rationalize domestic capacity while expanding globally, Delta’s revenue per available seat mile has improved from 86 percent of industry average in 2005 to 102 percent of industry average through the first four months of 2008. International flying continues to be a strong component of the carrier’s business plan with service to five continents and 20 new international routes launched in 2008. International capacity for the year is expected to be up 15-17 percent – in line with previous guidance.
In response to rising fuel costs, the company is adding to previously announced plans to reduce domestic capacity by 10 percent year over year in the second half this year and now plans for total domestic capacity reductions of 13 percent in the second half of 2008. As previously announced, Delta plans to remove the equivalent of 15-20 mainline and 60-70 regional jet aircraft from its operation by the end of 2008.
While capacity reductions have resulted in some market cancellations, most are being made through frequency and point-to-point reductions, as well as seasonal adjustments. Delta will continue to monitor the economic and fuel environment and make additional adjustments as necessary.

“The diversity of Delta’s network has provided the financial balance we need to counteract the soft U.S. economy and tough fuel environment. International routes continue to be a boon for us as we carefully manage domestic capacity. While it’s important to maintain a broad domestic presence for our customers and employees, as well as to feed international routes, we remain flexible and will make additional adjustments if needed,” said Bastian.
Delta in December began adjusting domestic capacity in light of record fuel costs. Previously announced route cancellations have included service between Orlando and cities such as Las Vegas; Fort Lauderdale, Fla.; and Little Rock, Ark., as well as nonstop flights between Boston and cities such as Charleston, S.C. and Greensboro, N.C.
While a small number of additional market cancellations are expected as fall schedules are finalized, most reductions are being achieved through frequency reductions and by eliminating a number of unprofitable routes with particular focus on point-to-point flights that can more profitably and efficiently be served via Delta’s hubs.  Sample cancellations, effective late summer, include flights between:
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Orlando, Fla. and Nashville, Tenn.; Key West, Fla.; Raleigh-Durham, N.C.; Birmingham, Ala.; Columbus, Ohio; Lexington, Ky.; New Orleans, La.; Panama City, Fla.; Richmond, Va.; Louisville, Ky.; and Knoxville, Tenn.

•	Boston and Jacksonville, Fla. and Norfolk, Va.;
•	Las Vegas and Los Angeles; and
•	Pensacola, Fla. and Fort Lauderdale and Tampa, Fla.;
As part of Delta’s commitment to both provide employees with flexibility and remove costs associated with capacity reductions, the airline in March was the first U.S. carrier to announce voluntary retirement and early out programs for employees. With more than 4,000 Delta and Delta Technology employees electing to participate in the programs, the airline is positioned ahead of the industry to achieve cost reductions associated with capacity pull downs.

Expecting profitable June quarter, excluding special items; maintains strong liquidity position
Delta expects a profitable June quarter excluding special items1, and expectations remain in line with previous guidance. Despite a $4 billion increase in fuel costs in 2008, the airline’s liquidity remains strong thanks to a solid operating cash flow, controlled capital expenditures and aggressive fuel hedge program. The airline expects to end 2008 with $3.2 billion in unrestricted liquidity, down just $600 million from Dec. 31, 2007.
Delta’s aggressive, multiyear fuel hedge strategy is expected to offset nearly $1 billion in fuel cost impact for 2008 and continue to provide benefits in subsequent years. The airline’s hedge portfolio through 2010 is currently valued at approximately $1.5 billion.

	June 2008 Quarter	Second Half 2008

Operating Margin	3 - 4%

Fuel Price	$3.18	$3.63

Mainline Non-Fuel CASM (vs. prior year)	Up 1 - 2%

System Capacity (vs. prior year)	Up 1 - 2%	Down 4%

Domestic	Down 6 - 7%	Down 13%

International	Up 16 - 17%	Up 14%

Merger strengthens long-term outlook by creating strong, global competitor
Delta continues to focus on the proposed merger with Northwest Airlines to create a global airline better positioned for strength and profitability over the long term with greater customer preference and a worldwide, geographically balanced network.
“The unique advantages created by the combination of Delta and Northwest are even more compelling as fuel costs continue to rise,” Bastian said.
A merger of strength, the airlines will combine best-in-class cost structures, industry-leading balance sheets and complementary networks. With integration planning under way, Delta and Northwest expect to find opportunities to both reduce one-time costs and increase synergies. Delta expects the merger to receive required regulatory approvals by the end of the year.

Delta Air Lines operates service to more worldwide destinations than any airline with Delta and Delta Connection flights to 324 destinations in 62 countries. Delta has added more international capacity than any major U.S. airline during the last two years and is the leader across the Atlantic with flights to 43 trans-Atlantic markets. To Latin America and the Caribbean, Delta offers 600 weekly flights to 62 destinations. Delta's marketing alliances also allow customers to earn and redeem SkyMiles on more than 16,000 flights offered by SkyTeam and other partners. Delta is a founding member of SkyTeam, a global airline alliance that provides customers with extensive worldwide destinations, flights and services. Including its SkyTeam and worldwide codeshare partners, Delta offers flights to 474 worldwide destinations in 104 countries. Customers can check in for flights, print boarding passes and check flight status at delta.com.

Endnotes
1.  The attachment to this news release provides a reconciliation of certain non-GAAP financial measures used in this release and provides the reasons management uses those measures.

Statements in this news release that are not historical facts, including statements regarding our estimates, expectations, beliefs, intentions, projections or strategies for the future, may be “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, expectations, beliefs, intentions, projections and strategies reflected in or suggested by the forward-looking statements.  These risks and uncertainties include, but are not limited to, the cost of aircraft fuel; the impact that our indebtedness will have on our financial and operating activities and our ability to incur additional debt; the restrictions that financial covenants in our financing agreements will have on our financial and business operations; labor issues; interruptions or disruptions in service at one of our hub airports; our increasing dependence on technology in our operations; our ability to retain management and key employees; the ability of our credit card processors to take significant holdbacks in certain circumstances; the effects of terrorist attacks; and competitive conditions in the airline industry.
Forward-looking statements in the press release that relate to our proposed merger transaction with Northwest Airlines Corporation include, without limitation, our expectations with respect to the synergies, costs and charges and capitalization, anticipated financial impacts of the merger transaction and related transactions; approval of the merger transaction and related transactions by shareholders; the satisfaction of the closing conditions to the merger transaction and related transactions; and the timing of the completion of the merger transaction and related transactions.  Factors that may cause the actual results to differ materially from the expected results include, but are not limited to, the possibility that the expected synergies will not be realized, or will not be realized within the expected time period, due to, among other things, (1) the airline pricing environment; (2) competitive actions taken by other airlines; (3) general economic conditions; (4) changes in jet fuel prices; (5) actions taken or conditions imposed by the United States and foreign governments; (6) the willingness of customers to travel; (7) difficulties in integrating the operations of the two airlines; (8) the impact of labor relations, and (9) fluctuations in foreign currency exchange rates.  Other factors include the possibility that the merger does not close, including due to the failure to receive required stockholder or regulatory approvals, or the failure of other closing conditions.

Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in Delta’s Securities and Exchange Commission filings, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2007. Caution should be taken not to place undue reliance on Delta’s forward-looking statements, which represent Delta’s views only as of June 18, 2008, and which Delta has no current intention to update.

Additional Information about the Merger and Where to Find It
In connection with the proposed merger with Northwest Airlines Corporation, Delta filed with the Securities and Exchange Commission (“SEC”) a Registration Statement on Form S-4 that includes a joint proxy statement of Delta and Northwest that also constitutes a prospectus of Delta.  Delta and Northwest will mail the joint proxy statement/prospectus to their stockholders when it becomes available.  Delta and Northwest urge investors and security holders to read the joint proxy statement/prospectus regarding the proposed merger when it becomes available because it will contain important information. You may obtain copies of all documents filed with the SEC regarding this transaction, free of charge, at the SEC’s website (www.sec.gov). You may also obtain these documents, free of charge, from Delta’s website (www.delta.com) under the tab “About Delta” and then under the heading “Investor Relations” and then under the item “SEC Filings.” You may also obtain these documents, free of charge, from Northwest’s website (www.nwa.com) under the tab “About Northwest” and then under the heading “Investor Relations” and then under the item “SEC Filings and Section 16 Filings.”

Delta, Northwest and their respective directors, executive officers and certain other members of management and employees may be soliciting proxies from Delta and Northwest stockholders in favor of the merger. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of Delta and Northwest stockholders in connection with the proposed merger will be set forth in the proxy statement/prospectus. You can find information about Delta’s executive officers and directors in its Annual Report on Form 10-K (including any amendments thereto) and in its definitive proxy statement filed with the SEC related to Delta’s 2008 Annual Meeting of Stockholders. You can find information about Northwest’s executive officers and directors in its Annual Report on Form 10-K (including any amendments thereto), Current Reports on Form 8-K and other documents that have previously been filed with the SEC since May 31, 2007 as well as in its definitive proxy statement to be filed with the SEC related to Northwest’s 2008 Annual Meeting of Stockholders. You can obtain free copies of these documents from Delta and Northwest using the contact information above.

Non-GAAP Reconciliations
The following tables show reconciliations of certain financial measures. The reasons Delta uses these measures are described below.
•	Delta presents length of haul adjusted PRASM excluding charter revenue because management believes this provides a more meaningful comparison of the Company’s PRASM to the industry;
•	Delta excludes restructuring and related items because management believes the exclusion of these items is helpful to investors to evaluate the company’s recurring operational performance.
•
 During the March 2008 quarter, Delta recorded a non-cash charge of $6.1 billion based on its preliminary assessment of goodwill impairment.  As previously reported, Delta will complete this goodwill impairment analysis during the June 2008 quarter.  Delta expects to record in the June 2008 quarter an additional goodwill impairment charge, which is not reflected in the guidance provided, when its analysis is completed.

	YTD-April 2008
PRASM	11.51	¢
Length of haul adjustment, including adjustments for other airline
revenue and certain other revenue	(0.02)
Length of haul adjusted PRASM including adjustments for other
airline revenue and certain other revenue	11.49	¢
Industry average PRASM	11.31	¢
Percentage of industry average	102%

June 2008 Quarter
Current Projection
GAAP operating margin projection	1 - 2%
Items Excluded:
Restructuring and related items	2%
Operating margin projection excluding special items	3 - 4%

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